Exhibit 10.1

Date:	October 31, 2025

To:	VERSES AI Inc.

From:	Sorbie Bornholm LP

SUBJECT: SHARING ARRANGEMENT TRANSACTION

This communication is to set forth the terms and conditions of the sharing arrangement transactions entered into on the Trade Date referred to below (the “Sharing Arrangement Transactions”), between Sorbie Bornholm LP, a limited partnership (“Sorbie” or “we”) and VERSES AI Inc., a corporation incorporated under the laws of the Province of British Columbia (“Counterparty” or “you”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

This Confirmation incorporates the definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions as published by the International Swaps and Derivatives Association, Inc. (the “Equity Definitions”). In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.

1. This Confirmation will supplement, form a part of, and be subject to the ISDA Master Agreement dated as of October 31, 2025 between Counterparty and Sorbie, including the schedule and the Credit Support Annex thereto, as from time to time amended (the “Master Agreement”). All provisions contained in, or incorporated by reference to, the Master Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between the provisions of the Master Agreement and this Confirmation, this Confirmation shall prevail for the purpose of each Sharing Arrangement Transaction. In addition, this Confirmation shall itself evidence a complete and binding agreement between you and Sorbie as to the terms and conditions of the Sharing Arrangement Transactions to which this Confirmation relates.

Sorbie and Counterparty each represents that entering into the Sharing Arrangement Transactions is authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party. Sorbie and Counterparty each represents that (i) it is not relying on the other party in connection with its decision to enter into the Sharing Arrangement Transactions, and neither party is acting as an advisor or fiduciary of the other party in connection with the Sharing Arrangement Transactions regardless of whether the other party provides it with market information or its views; (ii) it understands the risks of the Sharing Arrangement Transactions and any legal, regulatory, tax, accounting and economic consequences resulting therefrom; and (iii) it has determined based upon its own judgment and upon any advice received from its own professional advisors as it has deemed necessary to consult that entering into the Sharing Arrangement Transactions is appropriate for such party in light of its financial capabilities and objectives.

2. The Sharing Arrangement Transactions to which this Confirmation relates consist of 11 separate “bullet” transactions (which are referred to sequentially as “Transaction 1”, “Transaction 2”, “Transaction 3” and so on through “Transaction 11”), with the terms of each Sharing Arrangement Transaction as follows (with respect to each Sharing Arrangement Transaction, this Confirmation shall be interpreted as if it were a separate confirmation for such Sharing Arrangement Transaction consisting of the specific terms thereof and any general terms to the extent applicable thereto):

General Terms:

Trade Date:	The date of this Confirmation

Effective Date:	Knock-in Determination Day

Termination Date:	For each Sharing Arrangement Transaction, the Cash Settlement Payment Date under such Transaction.

Settlement Date:	The “Settlement Date” for any Sharing Arrangement Transaction shall be the earlier of: (i) the 10th Exchange Business Day immediately following the 11th month after the Trigger Date or (ii) the Applicable Settlement Date (or such later date as may be established under “Deferral” provided below). The “Applicable Settlement Date” for a Sharing Arrangement Transaction shall be (i) an Exchange Business Day determined in accordance with Schedule 1 hereto or (ii) such earlier date as Sorbie and Counterparty may agree, provided that in each case the Applicable Settlement Date for a Sharing Arrangement Transaction shall not be deemed to have occurred unless the Calculation Agent has determined that the Resale Condition and the Trading Condition (each as defined below) has been satisfied on, and for at least 25 days of the 30 consecutive day period preceding, the relevant date specified on Schedule 1 hereto (provided that, if any such condition is not so satisfied, such Applicable Settlement Date shall be subject to deferral as provided under “Other Terms” below). If any Applicable Settlement Date determined pursuant to the foregoing is not an Exchange Business Day, then such date shall be postponed to the first Exchange Business Day thereafter. For each Sharing Arrangement Transaction, the “Applicable Share Amount” means the aggregate number of shares for such Sharing Arrangement Transaction as specified on Schedule 1 hereto.

Settlement Currency:	CAD (CAD$)

Shares:	VERSES AI Inc. Class A Subordinate Voting Shares, ISIN number CA92539Q6040

Exchange:	CBOE Canada Inc. (“CBOE”).

Related Exchange(s):	Not Applicable

Knock-in Event:	Applicable. The “Knock-in Event” shall occur at the time that the disbursements contemplated by Section 2.2(A) and (B) of the Escrow Agreement (as defined in and executed in connection with the Subscription Agreement referred to below) have been completed and the Admission Conditions (as defined in the Escrow Agreement) have been satisfied.

Knock-in Determination Day:	The third Business Day after occurrence of the Knock-in Event, but only if the Knock-in Event occurs on or before the Delivery Date (as defined in the Escrow Agreement); provided that the preceding definition supersedes section 1.48 of the Equity Definitions which shall not apply for purposes hereof.

Equity Amounts

Equity Amount Payer::	Sorbie

Equity Amount Receiver:	Counterparty

Equity Amounts:	For each Sharing Arrangement Transaction, an amount determined by the Calculation Agent as of the Valuation Time on the Valuation Date equal to the product of the Equity Notional Amount and the Rate of Return (for which, for the avoidance of doubt, the “Multiplier” is one (1)), provided that, (i) if that Equity Amount is a negative number, then the Equity Amount Receiver will owe to the Equity Amount Payer the absolute value of the Equity Amount (the “Absolute Value”) on the relevant Cash Settlement Payment Date and further provided that the Absolute Value shall be netted in accordance with Section 4(c) below; provided further that, if such Absolute Value exceeds the applicable Transfer Amount for the relevant Sharing Arrangement Transaction (as indicated on Schedule 1), which is the amount to be netted under Section 4(c) of this Confirmation, then Counterparty shall remain liable for such excess only to the extent provided below under “Equity Amount Deferral” and (ii) if the Equity Amount is a positive number, such amount will be applied hereunder or remitted to the Equity Amount Receiver on the terms and conditions of this Confirmation.

Rate of Return:

in respect of each Settlement Date, a rate determined by the Calculation Agent as of the relevant Valuation Date to which the Settlement Date relates on a formula basis as follows:

(Final Price – Initial Price/Initial Price)
*Multiplier (if any)

Cash Settlement Payment Date:	For each Sharing Arrangement Transaction, the 5th Currency Business Day following the relevant Settlement Date.

Number of Shares:	For each Sharing Arrangement Transaction, a number of Shares equal to the Applicable Share Amount specified for that Sharing Arrangement Transaction in Schedule 1 hereto.

Equity Notional Amount:	For each Sharing Arrangement Transaction, the Number of Shares multiplied by the Initial Price

Equity Notional Reset:	Inapplicable

Type of Return:	Price Return

Initial Price:	CAD$7.75 per Share; provided that (i) if during the 90 day period following the occurrence of the Knock-in Event, Counterparty makes any placing of its Shares at a price per Share below CAD$6.00, then at Counterparty’s (x) the Initial Price shall be increased by an amount equal to CAD$6.00 minus the per Share price of such placing or (y) Counterparty shall issue to Sorbie a number of additional Shares or securities convertible into a number of additional Shares that in the determination of the Calculation Agent, acting reasonably and in good faith, would have an economic effect in favor of Sorbie equivalent to that contemplated by clause (x) above, (ii) if at any time, Counterparty executes or completes a backdoor listing or reverse takeover or merger at a price per Share below CAD$6.00, then the Initial Price shall be increased by an amount equal to CAD$6.00 minus the per Share price of such backdoor listing or reverse takeover or merger and (iii) the Initial Price in effect at any time shall be increased by an amount equal to 50% thereof (which increased price shall then constitute the effective Initial Price) following each issuance by Counterparty of any Shares to or through any other party: in an at-the-market or equity line program or other comparable programme or by conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for any shares (but not, for the avoidance of doubt, following the issuance by Counterparty of any shares through a standard placing or a rights offering or through a share purchase plan or an employee scheme) that in effect provides for the issuance or sale of Shares at non-fixed, market related prices (including without limitation any such effect that results from any adjustment provisions or other conditions provided for under the terms of the relevant securities, whether or not a conversion, exercise or exchange has occurred based on such adjustment) (it being acknowledged that the foregoing adjustment shall occur each time such an issuance or sale of shares occurs and that, as a result, multiple adjustments may occur under a program or pursuant to a security); and further subject in each case to adjustment under the “Adjustments” provisions set forth below. As each Transaction subject hereto has a single Valuation Date, the parties acknowledge that the Initial Price shall be determined solely as set forth above and not pursuant to Section 5.8 of the Equity Definitions.

Final Price:	For any Valuation Date, the average of the Relevant Prices for the Averaging Dates relating to that Valuation Date (which average shall be weighted to take account of the relative trading volume for each such Averaging Date).

Valuation Time:	The Scheduled Closing Time on the Exchange

Valuation Date:	The Exchange Business Day immediately preceding the Settlement Date

Averaging Dates:	For any Valuation Date, the twenty (20) Scheduled Trading Days up to and including that Valuation Date

Averaging Date Disruption:	Modified Postponement; provided that, notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may postpone the Valuation Date and the Valuation Date for each successive Sharing Arrangement Transaction for so long as such Market Disruption Event continues, provided further that no such Valuation Date shall be postponed beyond the eighth Scheduled Trading Day following the scheduled Valuation Date of the last Sharing Arrangement Transaction and any Valuation Date postponed to such eighth Scheduled Trading Day shall be deemed to occur on that day. The parties further acknowledge that, as a result of any such postponement, the Settlement Date shall be adjusted as contemplated by 6.7(d) of the Equity Definitions.

Relevant Price:	For each Averaging Date, the volume-weighted average price of the Shares for that date on the Exchange, as determined by the Calculation Agent in a commercially reasonable manner based on (to the extent available) publicly disseminated quotation services.

Equity Amount Deferral:	If, for any Sharing Arrangement Transaction, the Equity Amount due from Counterparty to Sorbie exceeds the Transfer Amount for such Sharing Arrangement Transaction (a “Settlement Shortfall”) and, in any subsequent Sharing Arrangement Transaction, the Equity Amount is due from Sorbie to Counterparty, then Counterparty agrees that Sorbie should first apply and setoff such Equity Amount against the aggregate amount of all such Settlement Shortfalls (to the extent not previously setoff under this paragraph) and only remit to Counterparty the portion (if any) of such Equity Amount as remains after all such Settlement Shortfalls have been eliminated by setoff under this paragraph. The foregoing setoff shall be repeated for each Sharing Arrangement Transaction that results in Sorbie owing an Equity Amount to Counterparty at a time when any Settlement Shortfalls (or portions thereof) have yet to be fully eliminated by setoff under this paragraph. However, if after application and setoff of the Equity Amount from the final Sharing Arrangement Transaction hereunder, any Settlement Shortfalls (or portions thereof) have yet to be fully eliminated, then so long as Counterparty has not executed or completed a backdoor listing or reverse takeover or merger and an Event of Default with respect to Counterparty under Section 5(a)(vii) has not occurred, Counterparty shall not have any further obligation to make payment to Sorbie with respect to such remaining amounts; provided that, if Counterparty has executed or completed a backdoor listing or reverse takeover or merger or an Event of Default with respect to Counterparty under Section 5(a)(vii) has occurred, then thereafter Counterparty shall be obligated to pay to Sorbie any and all such remaining amounts immediately following the application and setoff contemplated above. The parties agree that Counterparty shall not be responsible for any delay in making or failure to make any such setoff and, accordingly, any such delay or failure shall not constitute a default, Potential Event of Default or Event of Default with respect to Counterparty. In no event shall any interest accrue on or be due in respect of any Settlement Shortfalls.

Delivery of Value Payment by Counterparty:

Value Payment:	CAD$840,000 in the form of (i) cash paid by wire transfer of immediately available funds to Sorbie on the Value Payment Delivery Date or (ii) 140,000 Units (as defined in the Subscription Agreement) having an aggregate face value of CAD$840,000 (the “Value Payment”), subject to the following terms.

Value Payment Delivery Date:	The Value Payment constitutes a fee due to Sorbie and shall be paid or delivered by Counterparty pursuant to the Subscription Agreement and concurrently with the occurrence of the Knock-in Event (as defined above).

In each case, Counterparty shall pay or deliver the Value Payment to Sorbie as and where instructed by Sorbie.

Additional Conditions:	It is a condition to the effectiveness of this Transaction that if the Value Payment consists of Units or Convertible Loan Notes, all Shares issuable upon exercise of warrants or conversion Convertible Loan Notes shall have been duly authorized and validly issued by Counterparty and that, at the time such Shares are delivered to Sorbie, be admitted to trading on the Exchange and otherwise satisfy the definition of Unrestricted Shares and the Trading Condition as set forth below.

Other Terms:

Resale Condition:	The “Resale Condition” shall be deemed satisfied as of any day with respect to the number of Equity Shares that, as of such day, are then Unrestricted Shares. “Unrestricted Shares” mean, as of any day, Shares that are in electronic, freely transferable form, not evidenced by any share certificates bearing restrictive legends, not subject to any stop transfer order, not adversely affected by a Market Disruption Event relating to the Shares and not subject to any other condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such Shares on the CBOE, including, without limitation, any requirement that such sale, assignment or other transfer be registered or qualified with, or approved or consented to by, any governmental or regulatory body having jurisdiction over such transfer (including any self-regulatory organization or multinational body), any requirement that any sale, assignment or other transfer or enforcement of such Shares be consented to or approved by the issuer thereof or any other obligor thereon, any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such Shares or any requirement to deliver any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such Shares, prior to the sale, pledge, assignment or other transfer or enforcement of such Shares.

“Trading Condition” shall be deemed to be satisfied upon the Counterparty and its Shares obtaining and having in effect a full listing on the CBOE excluding, in each case, any restriction, consent, requirement or interest agreed to or granted by or on behalf of Sorbie.

“Equity Shares” mean, as of any day, a number of Shares held by Sorbie and its affiliates equal to (i) the sum of 2,333,334 Shares, the number of Shares included in the Units issued upon exercise of the Warrants (as acquired under the Subscription Agreement) and, if applicable, the number of Shares issued as the Value Payment hereunder (including Shares issuable upon exercise of the Warrants included in such Value Payment) minus (ii) the Aggregate Settled Share Amount; provided that such number of Shares shall be adjusted from time to time by the Calculation Agent as provided in Section 11.2 of the Equity Definitions; provided that this Share amount shall be in addition to and separate from any similar Share amount referred to in any other confirmation between the parties.

The “Aggregate Settled Share Amount” means, as of any day, the sum of the Applicable Share Amounts for all Sharing Arrangement Transactions that have settled prior to such day.

The “Trigger Date” shall mean the day occurring immediately after the first day as of which the following conditions are satisfied (such first day, the “Conditions Completion Date”): the Admission Condition (as defined in the Escrow Agreement); the Resale Condition with respect to the Applicable Share Amount of the Equity Shares; and the Trading Condition. Counterparty further covenants and agrees that, from and after the Trigger Date until all of Counterparty’s obligations under this Confirmation have been satisfied in full, Counterparty shall cause the foregoing conditions to continue to be satisfied.

“Offer Period Event” means any period commencing upon the date upon which there is a public announcement via a regulatory or market news service that a “formal take-over bid”, as defined in the Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids (as published by the Canadian Securities Administrators), as such rule may be amended or replaced from time to time, for securities of the Counterparty has commenced.

Deferral:	If (a) for more than 5 days during the 30 consecutive day period preceding an Applicable Settlement Date for any Sharing Arrangement Transaction, the Resale Condition or the Trading Condition is not satisfied or (b) an Offer Period Event has occurred and is continuing, then, commencing, in the case of clause (a) above, immediately following such 5th day, and in the case of clause (b) above, upon the occurrence of such Offer Period Event, Sorbie may, at its option, defer the Applicable Settlement Date until such later date as of which both the Resale Condition and Trading Condition have been satisfied or such Offer Period Event has no longer been continuing (as the case may be) for a period of 30 consecutive days; provided that no such deferral shall be continued if it would result in a Settlement Date under any Sharing Arrangement Transaction occurring later than 12 months after the Trigger Date (except as otherwise contemplated in the last sentence of this paragraph). If Sorbie defers any Applicable Settlement Date under this provision, then it may defer each scheduled Applicable Settlement Date for each successive Sharing Arrangement Transaction by an equal number of days and also may defer the Settlement Date determined under clause (i) in the definition thereof set forth above, provided that in no event may the Settlement Date determined under such clause (i) be deferred to a day occurring more than 12 months after the Trigger Date, except that in the case of an Offer Period Event, such Settlement Date under clause (i) may, at Sorbie’s option, be deferred for a period equal to the number of days during which such Offer Period Event continued plus two months.

Additional Covenant:	Counterparty agrees that, so long as any Sharing Arrangement Transaction subject hereto remains outstanding, it will not (and will not permit any of its affiliates to) provide to Sorbie any material non-public information (“MNPI”) with respect to Counterparty, its subsidiaries or their securities which constitutes price sensitive or inside information for the purposes of any applicable laws of England or Canada. If, notwithstanding the foregoing, any such MNPI is provided to Sorbie, then (i) Counterparty will as promptly as practicable publicly disclose such MNPI and (ii) Sorbie may, until such MNPI has been publicly disclosed, suspend settlements of the Sharing Arrangement Transactions subject hereto, in which case the scheduled Applicable Settlement Dates will be deferred for the period of such suspension. This Additional Covenant shall be in addition to, and not supersede or limit, any other provisions contained in the Escrow Agreement and/or the Subscription Agreement (each as defined in Section 9 below). If Counterparty fails to remedy any breach of this covenant promptly, such failure shall (without limiting Sorbie’s suspension right under the preceding sentence) constitute an Event of Default.

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	CAD (CAD$)

Settlement Method Election:	Not Applicable

Default Settlement Method:	Cash Settlement

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Determining Party:	Sorbie, provided that any calculation shall be made in good faith and in a commercially reasonable manner

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Component Adjustment

Determining Party:	Sorbie, provided that any calculation shall be made in good faith and in a commercially reasonable manner

Composition of Combined Consideration:	Applicable

Nationalization or Insolvency:	Cancellation and Payment

Delisting:	The parties acknowledge that the consequences of a Delisting are addressed pursuant to the “Deferral” provision above and the Additional Termination Event provided for below.

Determining Party:	Sorbie, provided that any calculation shall be made in good faith and in a commercially reasonable manner

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Determining Party:	Sorbie, provided that any calculation shall be made in good faith and in a commercially reasonable manner

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Credit Support Annex:

(a) For purposes of Paragraph 11 of the Credit Support Annex to the Master Agreement, the “Independent Amount” for all Sharing Arrangement Transactions covered by and subject to this Confirmation shall equal the Remaining Notional Amount. The “Remaining Notional Amount” shall equal (i) as of any day prior to the Conditions Completion Date, CAD$14,000,000 and (ii) as of any day from and after the Conditions Completion Date, CAD$13,300,000 minus the sum of the Transfer Amounts of all Sharing Arrangement Transactions that have settled prior to such day.

(b) On the Conditions Completion Date, CAD$700,000 shall be released and paid to the Counterparty as contemplated by Clause 3.1(d) of the Escrow Agreement.

(c) Following the Conditions Completion Date, upon a reduction in the Remaining Notional Amount pursuant to the terms hereof, and provided all amounts then due and owing to Sorbie hereunder have been paid (or deducted from amounts due and owing to Counterparty in accordance with the provisions in this paragraph) and there is no Event of Default or Potential Event of Default then outstanding with respect to Counterparty, then Sorbie shall transfer to Counterparty the portion, if any, of the Eligible Credit Support then outstanding under the Credit Support Annex that exceeds such Remaining Notional Amount. If any amounts are then due and owing to Sorbie under this Confirmation or under any other Transaction subject to the Master Agreement, such amounts shall first be deducted from the amount to be transferred to Counterparty and, in such case, Sorbie shall first retain for its own account the amounts owing to it and then transfer to Counterparty the amount equal to that reduction in the Remaining Notional Amount less the amount so retained by Sorbie. Sorbie may defer any transfers to Counterparty of Eligible Credit Support for so long as any Event of Default or Potential Event of Default is outstanding with respect to Counterparty.

(d) Provided the Remaining Notional Amount is reduced on the Applicable Settlement Date of each Sharing Arrangement Transaction as if all applicable conditions thereunder are satisfied at all times, there is no Event of Default or Potential Event of Default with respect to Counterparty and no other amounts become due to Sorbie that are retained by it from the Eligible Credit Support, then the amount of Eligible Credit Support to be transferred to Counterparty each month shall correspond to the Transfer Amount as set forth on Schedule 1 annexed hereto.

(e) As provided under the Credit Support Annex, Sorbie holds title to, and has the unrestricted right to use and dispose of, any Eligible Credit Support transferred to it thereunder; provided that the foregoing shall not limit Sorbie’s obligation to transfer amounts to Counterparty in connection with reductions in the Remaining Notional Amount pursuant to paragraph 4(b) above.

(f) Regardless of the form in which Sorbie holds any Eligible Credit Support from time to time transferred to it under the Credit Support Annex, to the extent Sorbie is required to transfer to Counterparty any amount under the Credit Support Annex it shall transfer such amount in the form of cash in an Eligible Currency. If any Eligible Credit Support is held in any other form than cash, any fluctuations in the value thereof shall be solely at the risk and for the account of Sorbie and shall not increase or decrease Sorbie’s obligation to transfer amounts to Counterparty in connection with reductions in the Remaining Notional Amount pursuant to paragraph 4(b) above.

(g) It is agreed that, with respect to the Transaction evidenced hereby, the Valuation Date for purposes of the Credit Support Annex shall mean the Valuation Date as defined herein and the Escrow Agreement referred to in Paragraph 11(h)(ii) of Credit Support Annex shall be the Escrow Agreement referred to in the Subscription Agreement identified in Section 9 below.

5. Additional Termination Event:

The parties agree that, for purposes of the Master Agreement the following shall constitute an “Additional Termination Event” (for purposes of this Additional Termination Event, Counterparty shall be the sole Affected Party):

(A) the Resale Condition or Trading Condition shall not have been satisfied with respect to the Equity Shares for any period of 15 or more consecutive Scheduled Trading Days or for an aggregate of 30 or more Scheduled Trading Days (whether or not consecutive).

6. Determination of Close-out Amount: The parties agree that, if Sorbie, as the Determining Party, determines a Close-out Amount with respect to the Transactions evidenced by this Confirmation, any calculation shall be made in good faith and in a commercially reasonable manner and Sorbie may, in a commercially reasonable manner, take account of the value of, or any amounts realized upon the disposition of, any Equity Shares, and any loss or cost incurred in connection with the disposition of such Equity Shares may be included (without duplication) in determining such Close-out Amount as permitted with respect to the termination and liquidation of a hedge related to such Transactions.

7. Calculation Agent:	Sorbie; provided that any calculation shall be made in good faith and in a commercially reasonable manner.

8. Account Details:

Account for payments to Sorbie:	To be provided.

Account for payments to Counterparty:	To be provided.

9. Relationship between the parties:

Except as expressly provided herein, in the Subscription Agreement dated the date of this Confirmation among Sorbie, Sorbie Investments LP and Counterparty (the “Subscription Agreement”) or the Escrow Agreement referred therein, each party acknowledges that in connection with entering into this Transaction, it has not entered into any agreements, arrangements or understandings with the other party or any related entity of such party in relation to timing or manner of any acquisition or disposal of any Shares, the voting rights attaching to any Shares or the management of the Counterparty.

10. Assignability: Notwithstanding anything herein, or in the Master Agreement, to the contrary, Sorbie may assign all of its rights and obligations with respect to any Sharing Arrangement Transaction, together with the related rights and obligations under the Escrow Agreement, to any third party with the prior written consent of the Counterparty, which will not be unreasonably withheld.

11. Governing Law: the laws of England.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning such executed copy to us.

Yours sincerely,

Sorbie Bornholm LP
acting by its General Partner

By:	/s/ Greg Kofford
Greg Kofford
Director

Confirmed as of the date first above written:

VERSES AI Inc.

By:	/s/ Gabriel René
Name:	Gabriel René
Title:	CEO

By:	/s/ James Hendrickson
Name:	James Hendrickson
Title:	President & COO

Schedule 1

Sharing Arrangement Transaction	Applicable Settlement Date (Expressed as a Number of Months after the Trigger Date)	Applicable Share Amount	Transfer Amount (Assuming all Applicable Settlement Dates occur at earliest possible date)

Transaction 1	1 month after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 2	2 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 3	3 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 4	4 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 5	5 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 6	6 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 7	7 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 8	8 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 9	9 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 10	10 months after Trigger Date	164,223	CAD$	1,209,091.00
Transaction 11	11 months after Trigger Date	164,222	CAD$	1,209,090.00

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